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EXHIBIT  23(P)(2)

                               AS OF JUNE 10, 2000
                          FIDUCIARY INTERNATIONAL, INC.

           CODE OF ETHICS (THE "CODE") ADOPTED PURSUANT TO RULE 17J-1
              UNDER THE INVESTMENT COMPANY ACT OF 1940 (THE "ACT")

1.  STATEMENT OF GENERAL PRINCIPLES

The Fiduciary International, Inc. ("FII") Code of Ethics is based on the principle that the employees, officers and directors of FII owe a fiduciary duty to, among others, the shareholders of the FII-advised funds, to conduct their personal securities transactions in a manner which does not interfere with fund transactions or otherwise take unfair advantage of their relationship to the funds. All FII officers must adhere to this general principle as well as comply with the specific provisions set forth herein. It bears emphasis that technical compliance with these provisions will not automatically insulate from scrutiny transactions that show a pattern of compromise or abuse of the individual's fiduciary duties to the funds. Accordingly, all FII employees, officers and directors must seek to avoid any actual or potential conflicts between their personal interest and the interests of our clients. In sum, all FII employees, officers and directors shall place the interests of our clients before our personal interests.

Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices effected by associated persons of such companies with respect to purchases or sales of securities held or to be acquired by investment companies.

The purpose of the Code is to establish procedures consistent with the Act and Rule 17j-1 to give effect to the following general prohibitions as set forth in Rule 17j-1.

    (a) It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company

         (1) To employ any device, scheme or artifice to defraud such registered investment company;

         (2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

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         (3) To engage in any act, practice, or course of business which operated or would operate as a fraud or deceit upon any such registered investment company; or

         (4) To engage in any manipulative practice with respect to such registered investment company.

2.  DEFINITIONS

    (a) "Access Person" means any director, officer or Advisory Person (including any Investment Personnel, as that term is defined herein) of FII.

    (b) "Advisory Person: means (i) any officer of FII who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to a Fund who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security.

    (c) "Beneficial Ownership" will be interpreted in the same manner as it would be in determining which security holdings of a person are subject to the reporting and short swing profit provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership will apply to all securities which an Access Person has or acquires. Employees of FII will be deemed to have ownership of securities in the accounts of their spouses, dependent relatives, members of the same household, trustee and custodial accounts or any other account in which they have a financial interest or over which they have investment discretion (other than Funds or accounts managed for clients of Fiduciary Trust Company International or any of its subsidiaries, including any collective funds for employee benefits trusts and any common trust funds).

    (d) "Compliance Officer" means the person designated by the Chairman of FII (including his or her designee) as having responsibility for compliance with the requirements of the Code.

    (e) "Control" will have the same meaning as that set forth in Section 2(a)
(9) of the Act.

    (f) "Fund" means any mutual fund for which Fiduciary International, Inc. serves as advisor including, but not limited to, VanEck Global Leaders Fund, FRIC Equity II Fund, FRIC Special Growth Fund, CIGNA Charter Funds/Small Company Stock Growth Fund, Davis International Total Return Fund, FTI Municipal Bond Fund, FTI Bond Fund, FTI Large Cap Equity Growth Fund, FTI Large Cap Equity Growth & Income Fund, FTI Small Cap Equity Fund and FTI International Equity Fund.

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    (g) "Investment Personnel" means Portfolio Managers and any Advisory Persons who provide investment information and/or advice to the Portfolio Managers and/or help execute the Portfolio Manager's investment decisions, including securities analysts and traders.

    (h) "Portfolio Manager" means any Advisory Person who has the direct responsibility and authority to make investment decisions for a Fund.

    (i) "Purchase or sale of a Security" includes, inter alia, the writing of an option to purchase or sell a security.

    (j) "Security" will have the meaning set forth in Section 2(a)(36) of the Act, except that it will not include shares of registered open-end investment companies, direct obligations of the government of the United States and any derivative, option or warrant relating thereto, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, and such other money market instruments as are designated by the Compliance Officer. Foreign currencies are not considered a "security" for the purpose of the Code. For purposes of the Code, an "equivalent Security" is one that has substantial economic relationship to another Security. This would include, among other things, (1) a Security that is convertible into another Security, (2) with respect to an equity Security, a Security having the same issuer (including a private issue by the same issuer) and any derivative, option or warrant relating to that Security and (3) with respect to a fixed-income Security, a Security having the same issuer, maturity, coupon and rating any derivative, option or warrant relating to that Security.

3.  APPLICABILITY

The prohibitions described below will only apply to a transaction in a Security in which the designated Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

4.  PROHIBITED PURCHASES AND SALES

    A. INITIAL PUBLIC OFFERINGS

Investment Personnel (Portfolio Managers and Advisory Persons) may not acquire any Securities (equity or fixed income) in an Initial Public Offering ("IPO"). Access Persons who are not considered Investment Personnel should refer to FTCI's Company Policy Manual for the guidelines they are subject to regarding participation in IPOs.

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    B. PRIVATE PLACEMENTS

No Investment Personnel may acquire any Securities in a private placement without express prior approval.

    (i) Prior approval must be obtained in accordance with the preclearance procedure described in Section 6 below. Such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Fund and its shareholders and whether the opportunity is being offered to the Investment Personnel by virtue of his or her position with a Fund.

    (ii) Investment Personnel who have been authorized to acquire Securities in a private placement must disclose that investment to the chief investment officer (including his or her designee) of Fiduciary Trust Company International ("FTCI") (or of any unit or subdivision thereof) or the Compliance Officer when the Investment Personnel play a part in any subsequent consideration of an investment by a Fund in the issuer. In such circumstances, a Fund's decision to purchase Securities of the issuer will be subject to an independent review by appropriate personnel with no personal interest in the issuer.

    C. BLACKOUT PERIODS

    (i) Access Persons are prohibited from executing a Securities transaction on a day during which any Fund has a pending "buy" or "sell" order in the same or an equivalent Security and until such time as that order is executed or withdrawn.

    A "pending `buy' or `sell' order" exists when a decision to purchase or sell a Security has been made and communicated.

    (ii) Portfolio Managers are prohibited from buying or selling a Security within seven calendar days before or after a Fund which they manage "trades" in the same or an equivalent Security.

    (iii) If trades are effected during the period proscribed in (i) or (ii) above, except as provided in (iv) below with respect to (i) above, any profits realized on such trades will be immediately required to be disgorged to a charity selected by the Chairman.

    (iv) Except for Portfolio Managers with respect to activity in a fund which they manage, a transaction by Access Persons inadvertently effected during the period proscribed in (i) above will not be considered a violation of the Code and disgorgement will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 6 below and WITHOUT PRIOR KNOWLEDGE by such Access Persons of trading by any Fund in the same or an equivalent Security. PORTFOLIO MANAGERS ARE DEEMED TO HAVE PRIOR KNOWLEDGE OF ACTIVITY IN THE FUNDS THEY MANAGE.

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    D. SHORT-TERM TRADING PROFITS

Except as provided in Section 5 below, Investment Personnel are prohibited from profiting from a purchase and sale, or sale and purchase, of the same or an equivalent Security within any 60-calendar day period. If trades are effected during the proscribed period, any profits realized on such trades will be immediately required to be disgorged to a charity selected by the Chairman.

5.  EXEMPTED TRANSACTIONS

    A. THE FOLLOWING TRANSACTIONS WILL BE EXEMPT FROM THE PRECLEARANCE PROVISIONS OF SECTION 6 BELOW AND FROM SECTION 4(C) (BLACKOUT PERIODS) AND 4(D) (SHORT-SWING TRADING PROFITS) ABOVE:

    (a) Purchases or sales of Securities effected in any account over which the Access Person has no direct or indirect influence or control or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions.

    (b) Purchases or sales of Securities which are non-volitional on the part of the Access Person.

    (c) Purchases that are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment program ("DRIP") (this exception does not apply to optional cash purchases or to the decision to begin or stop participating in a DRIP);

    B. THE PROHIBITIONS OF SECTION 4(C)(I) (BLACKOUT PERIODS) - EXCEPT FOR PORTFOLIO MANAGERS WITH RESPECT TO ACTIVITY IN A FUND THEY MANAGE - AND 4(D) (SHORT-SWING TRADING PROFITS) WILL NOT APPLY TO THE FOLLOWING (BUT PRECLEARANCES WILL STILL BE REQUIRED):

    (a) Purchases or sales of Securities (or their equivalents) that are not eligible for purchase or sale by any Fund.

    (b) Any equity Securities transaction, or series of related transactions effected over a 30 day calendar day period, involving 500 shares or less in the aggregate, if (i) the Access Person has no prior knowledge of activity in such security by a Fund and (ii) the issuer is listed on a major securities exchange (including, but not limited to NYSE, NASDAQ and AMEX) or has a market capitalization (outstanding shares multiplied by the current price per share) greater that $1 billion (or a corresponding market capitalization in foreign markets).

    (c) Any fixed income Securities transaction, or series of related transactions effected over a 30 calendar day period, involving 100 units ($100,000 principal amount) or less in the aggregate, if the Access Person has no prior knowledge of transactions in such Securities by a Fund.

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    (d) Any transaction in index options effected on a broad-based index if the
Access Person has no prior knowledge of activity in such index by a Fund.

    (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer. See also, the definition of "Security."

    (f) Purchases or sales of Securities which receive the prior approval of the Compliance Officer (such person having no personal interest in such purchases or sales), based on a determination that no abuse is involved and that such purchases and sales are not likely to have any economic impact on a Fund or on its ability to purchase or sell Securities of the same class or other Securities of the same issuer.

6.  PRECLEARANCE

Access Persons must preclear all personal Securities investments with the exception of those identified in subpart A of Section 5 above. Preclearance forms MUST BE FILLED OUT IN THEIR ENTIRETY in order to comply with the requirements of this Section. Any preclearance form submitted without the date, the number of shares to be traded and the name/ticker symbol of the security will be considered a failure to preclear and will be in violation of the Code.

All requests for preclearance must be submitted to the appropriate trading desk for approval. All approved orders must be executed by the end of the calendar day preclearance is granted; provided, however, that approved orders for Securities traded in foreign markets may be executed within two (2) business days from the date preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted.

The provisions of this Section prohibit all Access Persons from entering limit orders in their personal accounts unless their broker is further instructed that the order is only good until the end of that calendar day. The provisions of this Section prohibit all Access Persons from entering good-till-cancel orders in their personal accounts.

When transactions are submitted for preclearance, the Trading Desk will date-stamp the preclearance form. Forms are date-stamped on the day they are received. The form will be considered to have been submitted on the date indicated by the Trading Desk's date stamp. Access Persons should confirm that the date stamps on their preclearance forms correspond to the trade date for which they have requested preclearance. If any discrepancy is noted, the Access Person should contact Kathleen Morrisey that day to report the error. Unless notified of an error on the trade date, any discrepancy will be noted as an untimely preclearance violation and will be reported in accordance with the procedures set forth in paragraph 13.

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7.  ON-LINE TRADING

Access Persons are permitted to execute trades on-line through any account that is held in accordance with Fiduciary Trust Company's Designated Broker Program. Designated Brokers are Charles Schwab & Co., Inc., Salomon Smith Barney (the Brockelman Group) and Fiduciary Financial Services. However, trades entered on-line after the close of business will not be executed until the following business day. Therefore, the employee must provide backup documentation to the Compliance Officer evidencing the entry date of the transaction (which should coincide with the date of the pre-clearance form).

8.  REPORTING REQUIREMENTS

Every Access Person is required to submit reports of transactions in Securities to the Compliance Officer as indicated below. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

A.  INITIAL REPORTING REQUIREMENTS

    1. Within 10 calendar days of commencement of employment as an Access Person, the Access Person will provide a list including:

         a) the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

         b) the name of any broker, dealer or bank maintaining an account in which any Security was held for the direct or indirect benefit of the Access Person as of the date of employment as an Access Person; and

         c)   the date the report is submitted to the Compliance Officer.

    2. The requirement of Section 8(a)(1) may be satisfied by the Access Person providing the Compliance officer with a statement, dated within 90 days of the date of employment, from each broker, dealer or bank maintaining an account for the direct or indirect benefit of the Access Person.

B.  QUARTERLY REPORTING REQUIREMENTS

    1. Every Access Person shall report the information described in Section 8(b)(2) of this Code with respect to the transactions in any Security (other than those personal transaction in Securities exempted under Section 5(a) of this Code) in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

    2. Every report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was

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         effected, shall be dated and signed by the Access Person submitting the report, and shall contain the following information:

         a) the date of the transaction, the title and the number of shares, the principal amount, the interest rate and maturity date, if applicable of each Security involved;

         b) the nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

         c)   the price at which the transaction was effected;

         d) the name of the broker, dealer or bank through whom the transaction was effected; and

         e) if there were no personal transactions in any Security during the period, either a statement to that effect or the word "None" (or some similar designation).

    3. Every Access Person shall report any new account established with a broker, dealer or bank in accordance with the firm's designated broker program in which any Security was transacted or held for the direct or indirect benefit of the Access Person during the quarter. The report shall include the name of the entity with which the account was established and the date on which it was established.

C.  ANNUAL REPORTING REQUIREMENTS

    1. Every Access Person, on an annual basis or upon request of the Compliance Officer, will be required to furnish a list including the following information (which information must be current as of a date no more than 30 days before the report is submitted) within 10 calendar days of the request:

         a) the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership;

         b) the name of any broker, dealer or bank maintaining an account in which any Security was held for the direct or indirect benefit of the Access Person; and

         c)   the date the report is submitted to the Compliance Officer.

    2. The requirements of Section 8(c) may be satisfied by the Access Person certifying that the accounts reported to the Compliance Officer represent all accounts maintained by any broker, dealer or bank for the direct or indirect benefit of the Access Person. The Compliance Officer will attach copies of a statement for each reported account to the request for certification.

9.  GIFTS

Access Persons are prohibited from receiving any gift or other thing of more than $100 in value from any person or entity that does business with or on behalf of a Fund.

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Occasional business meals or entertainment (theatrical or sporting events, etc.)
are permitted so long as they are not excessive in number or cost.

10. SERVICE AS A DIRECTOR

Investment Personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Chairman based upon a determination that the board service would be consistent with the interests of a Fund and its shareholders. In the limited instances that such board service is authorized, Investment Personnel will be isolated from those making investment decisions affecting the transactions in Securities issued by any publicly traded company on whose board such Investment Personnel serves as a director through the use of "Chinese Wall" or other procedures designed to address the potential conflicts of interest.

11. CERTIFICATE OF COMPLIANCE WITH THE CODE

Access Persons are required to certify annually as follows:

    (i) that they have read and understood the Code;

    (ii) that they recognize that they are subject to the Code;

    (iii) that they have complied with the requirements of the Code; and

    (iv) that they have disclosed or reported all personal Securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

12. CODE VIOLATIONS

Each month, independent accountants will review the transactions of all Access Persons to determine if any Code of Ethics violations have been committed. The Compliance Officer will notify any Access Person of any violation of the Code of Ethics by way of a memo which will detail the transaction in question as well as the reason that the transaction is a violation of the Code. The Access Person will be required to confirm receipt of the notification. A fully executed copy of this memo will be forwarded to the Access Person's department head and personnel file.

All material violations (Same Day and Seven-Day Blackout Periods and Short Term Trading Profit Violations) will be reported to the Chairman of FII by the Compliance Officer as soon as all information regarding the violation is available. The Chairman may take such action as he or she deems appropriate.

All violations of the Code will be reported to the Chairman of FII on a quarterly basis. The Chairman may take such action as he or she deems appropriate.

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All violations of the Code will be reported to the Board of Trustees of the Fund on an annual basis.

13. FTCI Policy Manual

FII's written policy with regard to misuse of material non-public information required to be maintained pursuant to Section 204A of the Investment Advisers Act of 1940 is contained in the FTCI Company Policy Manual (`FTCI Manual") as in effect on any given date. All persons subject to the provisions of the Code are also subject to the FTCI Manual and are expected to be familiar with and abide by the provisions of such Manual. When a provision of the Code or the FTCI Manual, respectively, requires a higher level of compliance, such more stringent provision shall apply.

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                                    EXHIBIT A

                       DEFINITION OF BENEFICIAL OWNERSHIP

The term "beneficial ownership" of securities would include not only ownership of securities held by an Access Persons for his or her own benefit, whether in bearer form or registered in his or her own name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledgees, and securities owned by a partnership which he or she should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by an Access Person for the benefit of someone else.

Ordinarily, this term would not include securities held by executors or administrators in estates in which an Access Person is a legatee or beneficiary unless there is a specific legacy to such person or such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

Securities held in the name of another should be considered as "beneficially" owned by an Access Person where such person enjoys "benefits substantially equivalent to ownership". The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances, such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting or such securities.

An Access Person also may be regarding as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement or other arrangement, he obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an access person may in itself indicate that the Access Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an Access Person will be treated as being beneficially owned by the Access Person.

An Access Person is also regarded as the beneficial owner of securities held in the name of a spouse minor children or other person, even though he or she does not obtain therefrom the aforementioned benefits of ownership, if he or she can best revest title in himself or herself at once or at some future time.

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